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                                   EXHIBIT 8

                                                                   June 16, 1995

Mr. Daniel E. Coomer
7802 State Line
Prairie Village, KS 66208

Dear Mr. Coomer:

  The Officer's of TIE/communications, Inc. have determined that it is in the best interest of the Company and its shareholders, in order to assure continuity in the management of the Company's administration and operations, to enter into this agreement with you which is intended to encourage you to continue your career with the Company and to enable you to work free from distraction in the face of uncertainty and unsettling circumstances that arise and the possibility of a change in control of the Company. In consideration of the Company's agreement to provide you with the severance benefits set forth herein, you hereby agree that, in the event the Board of Directors determines that a potential change in control of the Company has occurred, you will continue to be an employee of the Company under the present terms and conditions of your employment, as may be modified from time to time, for a period of six months from such occurrence.

  This agreement is meant to supplement but not replace your Deferred Bonus Agreement of May 8, 1995, and is not intended to duplicate or compound any benefits to you from any prior agreements.

  In consideration thereof, the Company agrees, in the event of your involuntary termination, as a result of a change of control of the Company, to provide you with the following severance benefits:

    (a) Salary continuation for nine (9) months payable semi-monthly, in an annual amount equal to your base salary in effect on the date of involuntary termination but in no event less than $83,600, plus annual bonus paid on an average of the previous two years' bonus earned by you.

    (b) Coverage for eighteen (18) months under all Company benefits including pension, savings, medical, life, disability, insurance plans, etc. In the same manner as if you were an active employee. Under the Omnibus ERISA provisions and, specifically, COBRA, the eighteen (18) months of premiums shall be provided by the Company and in the event of a change in the carrier there shall be no preexisting condition exemption.

    (c) Employment search assistance through a professional out-placement organization and office and secretarial support for up to twelve (12) months.

  In the event any portion of the payment of benefits provided for herein would not be deductible for the Company for Federal Income Tax purposes as a result of Statute S280G of the Internal Revenue Code, such payments and benefits shall be reduced until no portion thereof is not deductible. For purposes of this limitation, no portion of any payment or benefit which you shall have waived in writing prior to receipt thereof shall be taken into account.

  As used herein, involuntary termination shall mean any termination of employment by the Company, its successors or one of its subsidiaries, within two years following a change in control of the Company; provided, however, such terms shall not include a termination, for serious, willful misconduct in respect of your obligations to the Company, its successors or its subsidiaries, including commission of a felony or perpetration of a common law fraud which has or is likely to result in material economic damage to the Company or any of its subsidiaries, or failure to comply with a specific directive given to you by the Board of Directors.

  In addition to actual termination of employment, the following shall be deemed an involuntary termination:

    (a) a reduction in total compensation, including benefits, other than in connection with an across the board reduction similarly affecting all executives of the Company;

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Mr. Daniel E. Coomer
June 16, 1995
Page 2
    (b) a material reduction in the functions, duties or responsibilities of your present position, as evidenced by a competitive rate of total compensation as changed which is less than that of your present position;

    (c) a reassignment to another geographic location more than 50 miles from your current place of employment;

    (d) a liquidation, dissolution, consolidation or merger of the Company or transfer of all or substantially all of its assets, unless a successor assumes the Company's obligations under this agreement;

    (e) a breach of this agreement by the Company.

  Notwithstanding the foregoing, your failure to object in writing to the changes listed above within 180 days of any such change following a change in control of the Company shall constitute a waiver of such change being deemed an involuntary termination.

  For the purpose of this agreement, the term "Change in Control of the Company" shall mean the happening of any one of the following:

    (a) the acquisition by any party or related or affiliated party or parties affecting as a group the beneficial ownership of 50 percent or more of the voting shares of the Company;

    (b) the occurrence of a transaction requiring shareholders approval for the acquisition of the Company through the purchase of stock or assets or by merger, or otherwise, or

    (c) the election during any period of 24 months, or less, of 30 percent, or more, of the members of the Board of Directors, without the approval of the majority of the Board members as constituted at the beginning of the period.

  You shall not be required to mitigate the amount of any payment or benefit provided for in this agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this agreement be reduced by any compensation earned by you as a result of employment by another employer or by retirement benefits after termination, or otherwise.

  Any dispute or controversy with respect to this agreement shall first be settled by discussion between the Chairman of the Board of the Company and yourself. In the event one of the parties is not in agreement following this negotiation then the parties may challenge in the appropriate court in the State of Kansas.

  If any one or more of the provisions contained in this agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision hereof.

  This agreement is confidential and is to be held so by you. Any documented breach of confidentiality by you will make this agreement null and void. Exceptions are between you and your counsel under attorney client privilege and between the President or principal operating office of the Company (TIE).

  The agreement shall be binding upon and endure to the benefit of the parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns. This agreement shall continue in effect during your employment and shall terminate upon your retirement, death or termination of employment unless such termination is an involuntary termination.

  Any notice required or permitted to be given under this agreement shall be sufficient if in writing and if sent by mail to your residence or to the principal office of the Company as the case may be; and shall be deemed given when deposited in the United States Mail, postage prepaid. Notice should be sent to the general
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Mr. Daniel E. Coomer
June 16, 1995
Page 3
counsel of the Company at its address. Either party, by written notice so given, may provide for a change in address to which subsequent notices are to be given.

  This agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Kansas. If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter.

                                          Very truly yours,

                                          TIE/communications, Inc.


                                          By: _________________________________
                                             George N. Benjamin, III
                                             President & CEO

Accepted:

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Date: _______________________________